Exhibit 99.2
PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST OBTAINS $125 MILLION TERM LOAN

ANNAPOLIS, MD, March 9, 2015 - Chesapeake Lodging Trust (NYSE:CHSP) (the “Trust”) announced today that it has closed on a $125.0 million two-year term loan to partially fund the acquisition of The Royal Palm-Miami South Beach. The term loan was provided by Wells Fargo Bank, N.A., and subject to customary conditions, provides for a one-year extension. The loan is secured by The Royal Palm-Miami South Beach and bears interest equal to LIBOR, plus 2.40%. Contemporaneous with the closing of the term loan, the Trust entered into an interest rate swap to effectively fix the interest rate for the original two-year term at 3.34% per annum.

ABOUT CHESAPEAKE LODGING TRUST

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States. The Trust owns 21 hotels with an aggregate of 6,509 rooms in nine states and the District of Columbia. Additional information can be found on the Trust’s website at www.chesapeakelodgingtrust.com.